Exhibit 99.1

Wireless Industry Leader Joins Freescale

Dr. Sandeep Chennakeshu to Lead Wireless and Mobile Solutions Group

AUSTIN, Texas—(BUSINESS WIRE)—May 24, 2006—Freescale Semiconductor (NYSE:FSL) (NYSE:FSL.B)
named Dr. Sandeep Chennakeshu senior vice president and general manager of its Wireless and
Mobile Solutions Group. Chennakeshu was recently head of Ericsson Mobile Platforms and will join Freescale on June 1.
Sandeep Chennakeshu holds 71 patents in a career than spans more than 20 years in the wireless and mobile radio industry. During that time, he has driven technology advancements in wireless and mobile radio and developed products used by major mobile companies worldwide.
“Sandeep is one of the most respected executives in the wireless industry today and I am proud that he chose to join Freescale,” said Michel Mayer, chairman and CEO. “His expertise will accelerate our momentum in becoming a global leader in wireless and mobile communications.”
Chennakeshu replaces Dr. Franz Fink, who led Freescale’s wireless unit to profitability over the past three years. Fink will help manage the transition and then will take on new responsibilities in the company.
Prior to leading Ericsson Mobile Platforms, Chennakeshu served as chief technology officer of
Sony Ericsson and president of Sony Ericsson USA and chief technology officer of Ericsson
Mobile Terminals. He joined Ericsson in 1994 from General Electric (GE) Corporate Research and
Development where he headed a research team. He holds a bachelor’s degree in engineering from
Bangalore University, a master of science in electrical engineering from the University of
Saskatchewan, and a Ph.D. degree in electrical engineering from Southern Methodist University.
He also holds a postgraduate diploma in industrial management from the India Institute of
Science.
He, his wife and two children have relocated from Malmo, Sweden and now reside in Austin, Texas.
About Freescale Semiconductor
Freescale Semiconductor, Inc. (NYSE:FSL) (NYSE:FSL.B) is a global leader in the design and manufacture of embedded semiconductors for the automotive, consumer, industrial, networking and wireless markets. Freescale became a publicly traded company in July 2004. The company is based in Austin, Texas, and has design, research and development, manufacturing or sales operations in more than 30 countries. Freescale, a member of the S&P 500®, is one of the world’s largest semiconductor companies with 2005 sales of $5.8 billion (USD).
www.freescale.com.
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